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                                                                      EXHIBIT 10

                              AMENDED AND RESTATED

                             STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the "Agreement") is made on April 25, 1995. It amends and restates a Stockholders Agreement dated December 6, 1994 and an amendment to such agreement dated March 28, 1995.

BETWEEN:

(1) EDUARDO EURNEKIAN, I.C. Nbr. 4.086.268, in his individual capacity and on behalf of BASILIA JALIQUIAS, I.C. Nbr. 3.304.838; NATALIO WENDE, I.C. Nbr. 4.203.286; ALBERTO ANTRANIK EURNEKIAN, I.C. Nbr. 2.073.441; ENRIQUE KEVORKYAN, I.C. Nbr. 16.821.610; SEBASTIAN ARIAS DUVAL, I .C. Nbr. 20.987.869; LORENZO LUIS MARCHESE, I.C. Nbr. 7.640.022 and TOMAS DANIEL KOLAKOVIC, I.C. Nbr. 7.861.707, ("the Sellers");

(2) TCI INTERNATIONAL HOLDINGS, INC. ( "TCI" ) a corporation organized under the laws of the State of Delaware, USA, with its main offices at 5619 DTC Parkway Englewood, Colorado, 80111, U.S.A.

WHEREAS:

(A) Cablevision S.A., Construred S.A. Univent's S.A. and Televisora Belgrano S.A. ("the Companies") are corporations organized under the laws of the Republic of Argentina with their main offices within the City of Buenos Aires, Argentina.

(B) Sellers hold shares which represent 100% of the capital stock and votes of Cablevision S.A., Construred S.A. and Univent's and 20% of the capital stock and votes of Televisora Belgrano S.A.

(C) Cablevision S.A. holds shares which represent 80% of the capital stock and votes of Televisora Belgrano S.A.

(D) The Sellers, Cablevision S.A. and TCI executed as of the date hereof an Amended and Restated Stock Purchase Agreement by which TCI agreed to acquire from the Sellers the shares representing 51% of the capital stock and votes of Cablevision S.A., Construred S.A. and Univent's S.A. and 10,2% of the capital stock and votes of Televisora Belgrano S.A. with an option to purchase an additional 29% of the Companies ("the Purchase Agreement").

(E) The Sellers and TCI agree that the future relationship between them as co-owners of the Companies as "sociedades anonimas" as foreseen in the Purchase Agreement, shall be governed by the terms set out in this Agreement.
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NOW IT IS HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

All capitalized terms not defined herein will have the meaning given them in the Purchase Agreement.

"Affiliate" one company or individual shall be deemed to be an affiliate of another if one is Controlled by, under common Control with, or Controlling the other;

"the Auditors" the firm of accountants referred to in Clause 4 or the firm of accountants subsequently appointed pursuant to Clause 4;

"TCI's Directors" or "Class A Directors" the directors of the Companies nominated from time to time by TCI in accordance with Clause 2.1.1 hereof;

"Sellers' Director" or "Class B Directors" the directors of the Companies nominated from time to time by the Sellers in accordance with Clause 2.1.1. hereof;

"the Board" the board of directors of the Companies;

"Control" a company or a person shall be deemed to have control over another company if it (directly or indirectly) owns, or has the right to exercise more than half the voting rights in such other company or otherwise exercises (whether directly or indirectly) a legal right of decision making in such company's affairs;

"Net Worth" share capital plus reserves and retained earnings of each of the Companies;

"the Shares" ordinary nominative and non-endorsable shares issued in the Companies at a par value of 1 peso each;

"the Territory" the Republic of Argentina;

"the Partners" the stockholders of the Companies after the Closing.

1.2      Except where inconsistent with anything contained herein:

1.2.1 Words in this Agreement denoting the masculine gender shall include the feminine gender and the singular number shall include the plural and vice versa;
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1.2.2    The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Agreement for the purpose of its interpretation;

1.2.3    All schedules to this Agreement form an integral part hereof.

2.       SHAREHOLDERS OR PARTNERS UNDERTAKINGS

2.1 Notwithstanding anything contained in the by-laws of the Companies, the Partners respectively undertake that they shall at all times take all steps necessary to ensure that the following provisions shall apply to each other and to the Companies.

2.1.1 Unless otherwise agreed in writing between the Partners, the number of directors of each of the Companies shall be a maximum of eight (8), of which five (5) shall be TCI' Directors and three (3) shall be Sellers' Directors; TCI and the Sellers may appoint the alternate Directors in the same proportion as they may appoint Directors. Subject to any necessary approval being obtained from the "Comite Federal de Radiodifusion" (COMFER) the Partners shall each be entitled at any time to remove or substitute any of their respective nominated directors alternate directors. There shall be five (5) TCI Directors and three (3) Sellers Directors and TCI shall have the casting vote referred to in
Section 2.1.4. herein only for so long as Luis B. Nofal ("Nofal") serves as a director of the Companies. Unless otherwise agreed, if Nofal ceases to be a director of the Companies, there shall be four (4) TCI Directors and three (3) Sellers Directors and TCI shall no longer have a casting vote.

2.1.2 To be quorate a meeting of the Board shall require the presence of a majority of Directors then in office present in person or by their alternates of whom one (1) at least shall be a TCI' Director and one (1) at least shall be a Sellers' Director. However, if at any meeting of the Board duly convened in accordance with the by-laws of the Companies and this Agreement a quorum is not present that meeting may be adjourned to a date not earlier than ten (10) days thereafter. Such adjourned meeting shall be quorate if a majority of the Directors then in office are present in person or by their alternates and all business properly transacted at that adjourned meeting shall be valid.

2.1.3 Meetings of the Board shall be held from time to time as the Partners may agree but in any event at intervals of not more than three (3) months unless otherwise agreed by the Partners or required by law.

2.1.4 Only a TCI Director (who must also be an officer of TCI) shall have a casting vote in the event of a deadlock.
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2.1.5    Unless otherwise agreed by all of the Directors, notice of every meeting or adjourned meeting of the Board shall be given to each Director at the address (in the Territory or elsewhere) notified to the Companies by such Director from time to time for this purpose at least ten (10) business days (or in the case of an adjourned meeting at least five (5) days in advance thereof).

2.1.6 Every notice convening a meeting of the Board shall set out the agenda of the business to be transacted thereat in full and sufficient detail. No item of business not included in the agenda maybe discussed and voted upon or transacted at the meeting unless all of the Directors the corresponding Company are present and unanimously consent.

2.1.7. Directors appointed by each partner must comply with any requirement under Argentine law, and must be persons of good reputation and "buenos hombres de negocios" (good businessmen) as said expression is understood in Argentina.

2.1.8. The sindico shall be appointed by TCI from among the accounting firms indicated under Schedule B as long as Mr. Eduardo Eurnekian is on the board of the Companies. However, if Eduardo Eurnekian ceases to serve as a director, and for so long as he owns at least twenty-one percent (21%) of the Company's Common Stock, he may appoint the sindico who must be from one of the accounting firms indicated under Schedule B. At the time the Sellers' equity drops below twenty-one percent (21%) of the Company's Common Stock, then the sindico will be freely appointed by TCI.

2.1.9. After the Closing Date (as defined in the Purchase Agreement), all matters shall be decided by a vote of a simple majority (i.e. more than 50%) of the Shares. However, until the Stockholders have received in cash seventy five percent (75%) of the Base Purchase Price, through the payment of the Base Purchase Price foreseen in Section 1.2 a) of the Purchase Agreement and the necessary payments to said effect under the Promissory Notes referred to in
Section 1.2.b) of the Purchase Agreement, the following matters must be approved by the positive vote of not less than ninety percent (90%) of the
Shares:

a)       each year's annual operating budget;
b)       each year's annual capital budget;
c) any variance from the operating or capital budgets of ten percent (10%) or more;
d)       a sale of the Company Business;
e)       any fundamental change in the Company Business; or
f)       capital increases.

If the Partners are unable to agree on the budgets referred to in items a) and
b) above, they will apply the budgets of the previous
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year automatically adjusted in accordance with the Argentine Consumer Price
Index for the previous year plus ten per cent.

2.1.10. Each Partner shall indemnify and keep harmless the other Partner for any damage caused to it by any Director acting (in a wilful or grossly negligent manner) in such capacity appointed by TCI or the Sellers, as the case may be.

2.1.11. Capital Increase: The Sellers and TCI have reached the Base Purchase Price under the Purchase Agreement on the basis of the number of EBS at Closing. Accordingly, the Partners determine that, for purposes of calculating any dilution as a result of capital increases, each Partner's percentage ownership of the Company's Shares -notwithstanding anything to the contrary stemming from the corporate by-laws or books- shall be determined by multiplying the number of EBS at Closing times U$S 1,500.

Such amount is currently believed to be approximately U$S 600 million. Accordingly, the Partners agree that, only for the purposes of calculating any dilution caused to any Partner as a result of its failure to participate or to participate fully in capital increases, each Partner's percentage ownership of the Company's Share (notwithstanding anything to the contrary in the corporate by-laws or books) will be deemed to be derived from the Base Purchase Price paid to the Stockholders on the Closing Date.

As an example, the parties illustrate on a U$S 120.000.000 capital increased upon a capital of U$S 600.000.000, with corporate capital book value at U$S 10.000.000, which is not subscribed by the Sellers.

1)       Situation before the capital increase.

TCI                       5,100,000 = 51%
Sellers                   4,900,000 = 49%

2) Situation after the capital increase, including an increase in the book value of the capital stock to $12,000,000.

TCI                       7,100,000 = 59.17%
Sellers                   4,900,000 = 40,83%
Premium                 118,000,000   99.99%

2.1.12. No distribution of dividends may be made to any Partners until TCI has paid enough of the principal amount of the Promissory Notes referred to in
Section 1.2 b) of the Purchase Agreement in order that 75% of the Base Purchase Price has been paid in cash by TCI to the Stockholders.
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2.1.13   The parties consent to the amendment of the By-Laws of Cablevision
S.A. to create two classes of common stock, par value 1 peso (Class A and Class
B), with one (1) vote por share of each class. The following shares of each class will be issued to the Partners: 7,350,000 shares of Class B Common stock (par value, 1 peso) with one vote per share to Sellers and 7,650,000 shares of Class A common stock (par value 1 peso) with one vote per share to TCI. The shares to be issued will be subject to the pledges provided for in the Purchase Agreement.

3.       GENERAL MEETINGS OR PARTNERS MEETINGS

3.1 No General Meeting or Partners Meeting of the Companies shall be quorate unless representatives of the Partners representing more than 50% of the voting shares of each of the Companies are present.

3.2 Written notice of a General Meeting of the Companies (or of an adjourned General Meeting of the Companies) shall if not waived, notwithstanding any provisions of applicable law which may provide for a shorter period, be given to each Partner at least ten (10) business days in advance thereof.

3.3 Every notice convening a General Meeting or Partners Meeting of the Companies shall set out the agenda of the business to be transacted thereat in full and sufficient detail. No item of business not included in the agenda may be discussed and voted upon or transacted at the meeting unless all of the Partners of the Companies are represented at the meeting and unanimously consent.

4.       AUDITORS

The accounts and records of the Companies shall be audited by KPMG Finsterbusch Pickenhayn Sibille or such other firm of independent accountants of international repute as may be approved by the Board from time to time.

5.       FINANCIAL AND GENERAL REPORTING

The Partners shall procure that:

5.1 the accounts of the Companies shall be made up to 31st December or such other date as may be agreed in each year;

5.2 the Companies shall report to the parties in Argentine and US GAAP and in accordance with the requirements and systems of TCI at monthly, quarterly and yearly intervals. Such reports shall deal with at least the following:

5.2.1    financial, commercial and operating matters;
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5.2.2    sales and financial forecasts;

5.2.3 proposed financial, marketing, procurement, capital expenditure, services, personnel and remuneration policies;

5.2.4    insurance arrangements;

5.2.5    pension schemes and the funding thereof; and

5.2.6 such other matters as may be reasonably requested by any of the Partners.

5.3 All quarterly and annual financial statements will comply fully with the requirements of the United States of America's Securities and Exchange Commission. Quarterly financial statements will be delivered to the Partners no later than thirty (30) days after each quarter's end. Annual financial statements will be delivered no later than forty five (45) days after each year's end. The Partners will cooperate fully in the timely preparation of all reports required hereunder.

5.4 The Companies shall prepare, in a manner and form to be specified by the Partners, monthly management accounts and shall provide the Partners with such monthly management accounting information in a form and at times reasonably required by the Partners for their own management accounting purposes and shall further provide the Partners with such other accounting information as each may reasonably require for the purposes of the preparation of their own statutory accounts.

6.       SUBSCRIPTION FOR AND TRANSFER AND ASSIGNMENT OF SHARES

6.1 If at any time any of the Partners to this Agreement wishes to sell or otherwise transfer or assign any of the Shares held by it, it shall do so in accordance with the provisions contained in this Agreement, including Schedule A.

6.2 Except as otherwise provided herein, all Partners agree not to transfer, sell or in any way assign their respective participation in the Companies for a term of two (2) years as from the Closing Date as defined in the Purchase Agreement. At the end of said term, the Partners may sell, transfer or assign their respective participations in the Companies, subject to this Agreement, including Schedule A. The Partners agree that Cablevision S.A. cannot sell assign or transfer under any title the shares of Televisora Belgrano S.A. until the Base Purchase Price foreseen in the Amended and Restated Stock Purchase Agreement dated April 25, 1995 is paid.

6.3 The Partners of the Companies shall have pre-emptive rights to acquire any additional Shares which the Companies may issue, such
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Shares to be offered to the Partners in proportion to their shareholdings in the Companies at the time of the said issue.

6.4 Upon receiving the prior consent of a majority of the shares, any Partner may transfer any or all of its Shares to an Affiliate, provided that, in all cases, the Affiliate agrees to join in this Agreement and shall be bound by the terms of this Agreement as though it were an original party hereto. Such consent shall not be unreasonably withheld.

6.5 The Partners acknowledge and agree that TCI may after the date hereof and in accordance with Section 8.7 of the Purchase Agreement assign a portion of its interest in the Companies or in this Agreement to U.S. West, Time-Warner, and/or Bell Canada and/or any of the Bell Regional Operating Companies (RBOC's), Torneos y Competencias S.A., Avila Cab or Carlos Avila y Cia. S.R.L. or their Affiliates or all or a portion of its interest to an entity jointly Controlled by or by any combination of TCI, US West and Time Warner; and that the Sellers my assign their interest in the Companies or this Agreement to an S.A. controlled by the Sellers in accordance with Section 8.7 of the Purchase Agreement, provided that the assignees, in all cases, agree to join in this Agreement and shall be bound by the terms of this Agreement as though it were an original party hereto.

6.6 In the event that any of the Partners sells, transfers or assigns all or a portion of its Shares in the Companies in violation of this Agreement, including Schedule A:

6.6.1 the Partners will be able to exclude the proposed purchaser of such Shares pursuant to the law of Argentine commercial companies Nbr. 19.550,
Section 152.

6.7 All Partners agree that the procedure foreseen in Clause 6.6 shall also be applicable in case of sales, assignments or transfers resulting from the bankruptcy of any of Partner.

6.8 Save as provided in this Agreement neither this Agreement nor any right under this Agreement shall be assignable or transferable by any Partner hereto without the prior written consent of the others.

6.9 The sale of Shares by any of the Sellers to Eduardo Eurnekian only will not be subject to Section 6 or Schedule A of this Agreement.
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7.       CONFIDENTIALITY

7.1 Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the Companies or the other party obtained pursuant to or as a result of this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under Argentine and United States of America ("USA") federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. The Sellers authorize TCI and/or its transferees to use all information which may, in such persons' estimation, be necessary for their and their Affiliates' presentations and filings with the USA's Securities and Exchange Commission and the appropriate state securities agencies. The obligations set forth in this Clause shall survive termination of this Agreement.

7.2      The foregoing obligations shall not apply to any information which:

7.2.1 the recipient party can prove by documentary evidence to have been in its possession or the possession of any of its Affiliates prior to receipt of this information except such information as has been exchanged in confidence between the parties prior to the entering into of this Agreement; or

7.2.2 the recipient party can prove by documentary evidence to have been independently created by it or one of its Affiliates prior to or subsequent to the receipt of the information; or

7.2.3 has entered the public domain otherwise than as the result of a breach of this Clause 7 by the recipient party or by a third party to whom the recipient party has disclosed the information; or
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7.2.4    has been or is disclosed to the recipient party by a third party otherwise than in breach of an obligation of confidentiality to the disclosing party; or

7.2.5 is disclosed under compulsion of law or the regulations of any relevant stock exchange.

8.       UNDERTAKING

The parties agree to amend the by-laws of the Companies in order to reflect as much as possible the agreements contained herein.

9.       LANGUAGE OF CONTRACT

This Agreement shall be prepared in the English and the Spanish languages, and shall be executed in two (2) copies one of each of which will be retained by each party hereto. In case of differences between both versions, the Spanish version will prevail.

10.      WAIVER

No forbearance, indulgence or relaxation or inaction by any party at any time to require performance of any provision of this Agreement shall in any way affect, diminish or prejudice the right of such party to require performance of that provision, and any waiver or acquiescence by any party of any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence of any Continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself, or a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights and/or position other than that expressly stipulated in this Agreement.

11.      REMEDIES CUMULATIVE

All remedies of the parties under this Agreement whether provided herein or conferred by law, custom or trade usages, are cumulative and not alternative and may be enforced successively or concurrently.

12.      INVADLIDITY

12.1 If any provision of this Agreement is invalid under any applicable law this Agreement shall be considered divisible as to such provision and such provision shall be inoperative and shall not be part of the consideration moving from any party hereto to the other parties and the remainder of this Agreement shall be valid and binding and of like effect as though such provision was not included herein.
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12.2     Notwithstanding the provisions of Clause 12.1 hereof the parties shall use their best endeavors to establish a practical and commercial solution to problems arising out of such invalidity or enforceability and to agree and embody in a supplementary agreement a substitute provision which as closely as possible resembles the inoperative provision but which is itself not invalid or unenforceable or prohibited by any applicable law.

13.      NOTICES

13.1 Any notice or communication required or authorized to be given by this Agreement shall be given in writing and may be served by delivery to the served party's main office address as given in this Agreement by pre-paid registered recorded delivery letter, cable, telex or facsimile addressed to such office or address and any notice or communication so given by airmail shall be deemed to have been served fourteen (14) days after the same shall have been airmailed and any notice or communication so given by cable, telex or facsimile shall be deemed to have been served forty eight (48) hours after it shall have been despatched. In addition each party may serve such notice by hand and such notice shall be deemed to have been properly served if it is delivered by hand to and receipted by the representative in the Territory of the served party at the address specified in Clause 13.2 receipt of such notice alone to be sufficient for the purposes herein.

13.2 The addresses of the representatives referred to in Clause 13.1 are as follows:

To the Sellers

Mr. Eduardo Eurnekian
Honduras 5663
(1414) Buenos Aires Argentina
Telephone:       (54 1) 777 1111
Fax:             (54 1) 777 1111

With a copy to:

Mr. Mariano Ibanez
Honduras 5663
(1414) Buenos Aires
Argentina
Telephone:       (54 1) 777 1234 x 765
Fax:             (54 1) 777 1234 x 765
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TO TCI

TCI International Holdings, Inc.
5619 DTC Parkway
Englewood, Colorado 80111, U.S.A.
Attention: President
Telephone:(1 303) 267 5740
Telecopier: (1 303) 488 3242

With a copy to:

TCI International Holdings, Inc.
5619 DTC Parkway
Englewood, Colorado 80111, U.S.A.
Attention: General Counsel
Telephone: (1 303) 267 4800
Telecopier: (1 303) 488 3207

M. & M. Bomchil
Suipacha 268, 12o Floor
Buenos Aires - 1355 - Argentina
Attention: Mr. Marcelo E. Bombau
Telephone: (54 1) 328 8400
Telecopier: (54 1) 326 7217

14.      ENTIRE AGREEMENT

This Agreement together with the Purchase Agreement of even date, and their exhibits and schedules and those agreements to be executed pursuant to this Agreement and the Purchase Agreement are the entire agreement between the parties as to the subject matter hereof and no amendments hereto shall be effective unless in writing and signed by or on behalf of each of the parties. Sellers agree that all prior or contemporaneous stockholders agreements to which the Sellers are parties with respect to the Companies are hereby terminated and of no further force and effect.

15.      AUTHORIZATION

Each party confirms to the others that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and that each is within the powers granted to it by law or its Memorandum and Articles of Association, Statutes and By-Laws or equivalent documents.
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16.      DURATION

16.1. This Agreement shall be in effect as from Closing and shall remain in effect as long as TCI and the Sellers or their permitted assignees hold Shares.

17.      LAW - ARBITRATION

This Agreement shall be construed and shall take effect in accordance with the laws of the Territory and any proceedings relating to any matters arising out of the interpretation of this Agreement or to purported breaches of this Agreement, irrespective of where the breach occurs, or to any matter arising out of or incidental to the rights and liabilities of the parties hereto shall be resolved by arbitration as provided in the Purchase Agreement.

18.      INCONSISTENT PROVISIONS

In the event that any provision of this Agreement is inconsistent with the provisions of any agreement ancillary hereto including the provisions of the Companies' by-Laws the parties agree that the provisions of this Agreement shall prevail to the extent of any such inconsistency, except in the case of the Purchase Agreement.

AS WITNESS the parties have executed this Agreement the date first above written, at New York, U.S.A.


/s/ EDUARDO EURNEKIAN                                      /s/ FRED A. VIERRA
EDUARDO EURNEKIAN                                           TCI INTERNATIONAL
    /SELLERS                                                  HOLDINGS, INC.
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                                SCHEDULE/ANEXO B

Buenos Aires offices or representatives of:

 1)      Price Waterhouse
 2)      Coopers & Lybrand
 3)      Arthur Anderson
 4)      Deloitte Haskins and Sells
 5)      Ernst & Young